TREDEGAR REPORTS FIRST-QUARTER 2014 RESULTS

•	Operating profit from ongoing operations was relatively flat in Film Products, $16.7 million, and Bonnell Aluminum, $4.8 million, in comparison to the prior year first quarter

•	Successful start-up of automotive press in Bonnell Aluminum
RICHMOND, VA--(BUSINESS WIRE)--April 30, 2014--Tredegar Corporation (NYSE:TG, also the "Company" or "Tredegar") today reported first-quarter financial results for the period ended March 31, 2014.
First-Quarter Financial Results Highlights

•	Net income from continuing operations was $8.5 million, or 26 cents per share

•	Net income from ongoing operations, which excludes special items, was $9.5 million, or 29 cents per share
Further details regarding the special items that reconcile net income from ongoing operations to net income from continuing operations are provided in the financial tables to this press release.
Nancy M. Taylor, Tredegar’s president and chief executive officer, said: "Positive customer response to our new product introductions in personal care materials and strength in our non-construction markets in aluminum extrusions were meaningful contributors to our performance in the first quarter. Bonnell Aluminum maintained its year-over-year profitability despite relatively flat volumes in the building and construction market and the effects of adverse winter weather conditions in the first quarter. The start-up of the new automotive press has gone well. Film Products held profits steady versus the first quarter of 2013."
Ms. Taylor continued, "This quarter was impacted by a few challenges, as North American babycare elastic laminate volume for P&G began to ramp down, and we encountered customer inventory corrections for surface protection films. In the near term, we expect these dynamics to continue, with inventory corrections in surface protection films having a greater impact in the second quarter. We anticipate stronger volume in the second half of the year, as we begin to benefit from additional capacity from the new flexible packaging line in Brazil and the automotive press at Bonnell continues to ramp up.”
OPERATIONS REVIEW
Film Products
A summary of first-quarter operating results from ongoing operations for Film Products is provided below:

	Quarter Ended		Favorable/
(In Thousands, Except Percentages)	March 31,		(Unfavorable)
	2014	2013	% Change
Sales volume (pounds)	62,623	67,633	(7.4)%
Net sales	$149,160	$154,385	(3.4)%
Operating profit from ongoing operations	$16,722	$17,007	(1.7)%
First-Quarter Results Versus Prior Year First Quarter
Net sales (sales less freight) in the first quarter of 2014 decreased in comparison to the same period in the prior year, primarily due to lower volumes and a reduction in average selling prices. Lower sales volumes had an unfavorable impact of approximately $3.8 million in the first quarter of 2014 compared to the first quarter of 2013. As previously announced, sales of certain babycare elastic laminate films to The Procter & Gamble Company ("P&G") will be fully eliminated after the second quarter of 2014. Lower sales of these personal care materials to P&G along with reduced volumes and a less favorable sales mix for polyethylene overwrap and flexible packaging films were partially offset by higher volumes for the remaining products within personal care materials. The estimated change in average selling prices had an unfavorable impact on net sales of approximately $1.3 million. Average selling prices decreased primarily due to competitive pricing pressures in personal care materials and flexible packaging films, partially offset by the favorable impact of the contractual pass-through of certain costs,

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primarily higher average resin prices. The change in the U.S. dollar value of currencies for operations outside the U.S. had an unfavorable impact on first-quarter net sales of approximately $0.1 million.
Operating profit from ongoing operations in the first quarter of 2014 decreased slightly in comparison to the first quarter of 2013. Competitive pricing pressures, primarily in personal care materials and flexible packaging films, had an estimated unfavorable impact on operating profit from ongoing operations of approximately $2.2 million in the current year. Lower volumes for certain babycare elastic laminate films sold to P&G further reduced operating profit from ongoing operations by approximately $1.2 million. The remaining changes in sales volume addressed above had a favorable impact on operating profit from ongoing operations of approximately $1.1 million. Improved operational performance in personal care materials and surface protection films, which was partially offset by higher manufacturing expenses in flexible packaging films, increased operating profit from ongoing operations by approximately $0.4 million.
The change in the dollar value of currencies for operations outside the U.S. had a favorable impact of approximately $1.7 million in the first quarter of 2014 compared to the same period in the prior year. The estimated impact on operating profit from ongoing operations of the quarterly lag in the pass-through of average resin costs was approximately negative $0.3 million in the first quarter of 2014 and negative $0.5 million in the first quarter of 2013.
Capital expenditures in Film Products were $8.1 million in the first three months of 2014 compared to $9.4 million in the first three months of 2013. Capital expenditures for the first three months of 2014 and 2013 include approximately $5.4 million and $7.2 million, respectively, for a previously announced project that will expand capacity at the Company's manufacturing facility in Cabo de Santo Aghostino, Brazil. The additional capacity for this project is expected to be available by the end of the second quarter of 2014. Film Products currently estimates that capital expenditures in 2014 will be approximately $49 million, including approximately $15 million for routine capital expenditures required to support operations. Depreciation expense was $6.8 million in the first three months of 2014 and $7.6 million in the first three months of 2013, and is projected to be approximately $29 million in 2014. Amortization expense was $0.9 million in the first three months of 2014 and $1.3 million in the first three months of 2013, and is projected to be approximately $4 million in 2014.
Aluminum Extrusions
A summary of first-quarter results from ongoing operations for Aluminum Extrusions, which is also referred to as Bonnell Aluminum, is provided below:

	Quarter Ended		Favorable/
(In Thousands, Except Percentages)	March 31,		(Unfavorable)
	2014	2013	% Change
Sales volume (pounds)	36,648	35,733	2.6%
Net sales	$79,283	$79,939	(0.8)%
Operating profit from ongoing operations	$4,761	$4,614	3.2%
First-Quarter Results Versus Prior Year First Quarter
Net sales in the first quarter of 2014 decreased slightly in comparison to the first quarter of 2013 due to lower average prices primarily driven by a reduction in average aluminum prices, partially offset by higher sales volumes.
Operating profit from ongoing operations increased by 3.2% in the first quarter of 2014 compared to the first quarter of 2013. Excluding the impact of unanticipated costs as a result of adverse winter weather conditions, operating profit from ongoing operations increased primarily as a result of the favorable impact of lower manufacturing costs, reduced selling, general and administrative expenses and higher sales volumes. Additional utility, distribution and manufacturing costs due to adverse winter weather conditions in the first quarter of 2014 had an estimated unfavorable impact on operating profit from ongoing operations of approximately $1.2 million.

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Capital expenditures for Bonnell Aluminum were $2.0 million in the first three months of 2014 compared to $0.9 million in the first three months of 2013. Capital expenditures are projected to be approximately $9 million in 2014, which includes approximately $5 million for routine capital expenditures required to support operations. Depreciation expense was $1.9 million in the first three months of 2014 compared to $1.8 million in the first three months of 2013, and is projected to be approximately $8.5 million in 2014. Amortization expense was $0.5 million in the first three months of 2014 and $0.5 million in the first three months of 2013, and is projected to be approximately $1.6 million in 2014.
Corporate Expenses, Interest and Taxes
Pension expense was $2.2 million in the first three months of 2014, a favorable change of $1.1 million from the first three months of 2013. Most of the impact on earnings from lower pension expense is reflected in “Corporate expenses, net” in the Net Sales and Operating Profit by Segment table. Pension expense is projected to be $7.3 million in 2014. Corporate expenses, net decreased in 2014 versus 2013 primarily due to the reduction in pension expense noted above and lower stock-based employee benefit accruals, partially offset by the timing of certain non-recurring corporate expenditures. In 2014, corporate expenses, net included $0.9 million in additional expenses related to responding to a Schedule 13D filed with the SEC by certain shareholders.
Interest expense was $0.6 million in the first three months of 2014 in comparison to $0.7 million in the first three months of 2013.
The effective tax rate used to compute income taxes for income from continuing operations was 35.2% in the first three months of 2014 compared to 28.3% in the first three months of 2013. Income taxes from continuing operations in the first three months of 2014 was relatively consistent with the federal statutory rate as a result of various mitigating factors, while income taxes from continuing operations in the first three months of 2013 primarily reflect the benefit of foreign tax incentives and the timing of a research and development tax credit. Significant differences between the estimated effective tax rate for income from continuing operations and the U.S. federal statutory rate for 2014 and 2013 will be provided in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.
CAPITAL STRUCTURE
Net debt (debt in excess of cash and cash equivalents) was $88.8 million at March 31, 2014, compared with $86.4 million at December 31, 2013. Net debt is a financial measure that is not calculated or presented in accordance with United States generally accepted accounting principles ("GAAP"). See the Notes to the Financial Tables for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation: acquired businesses, including Terphane Holdings LLC (“Terphane”) and AACOA, Inc. (“AACOA”), may not achieve the levels of revenue, profit, productivity, or otherwise perform as we expect; acquisitions, including our acquisitions of Terphane and AACOA, involve special risks, including without limitation, diversion of management’s time and attention from our existing businesses, the potential assumption of unanticipated liabilities and contingencies and potential difficulties in integrating acquired businesses and achieving anticipated operational improvements; Film Products is highly dependent on sales to one customer — P&G; growth of Film Products depends on its ability to develop and deliver

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new products at competitive prices; sales volume and profitability of Aluminum Extrusions are cyclical and highly dependent on economic conditions of end-use markets in the U.S., particularly in the construction sector, and are also subject to seasonal slowdowns; our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations; our future performance is influenced by costs incurred by our operating companies, including, for example, the cost of energy and raw materials; and the other factors discussed in the reports Tredegar files with or furnishes to the SEC from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s 2013 Annual Report on Form 10-K (the “2013 Form 10-K”) filed with the SEC. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC, which include the 2013 Form 10-K.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based.
To the extent that the financial information portion of this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within "Presentations" in the "Investors" section of our website, www.tredegar.com. Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the "Investors" section of our website.
Tredegar Corporation is a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2013 sales of $959 million. With approximately 2,700 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

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Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Sales	$235,213	$241,526
Other income (expense), net (e) (f)	(94)	824
	235,119	242,350

Cost of goods sold	190,694	197,488
Freight	6,770	7,202
Selling, R&D and general expenses (b)	21,298	21,660
Amortization of intangibles	1,395	1,775
Interest expense	630	690
Asset impairments and costs associated with exit and disposal activities (b)	1,245	254
	222,032	229,069
Income from continuing operations before income taxes	13,087	13,281
Income taxes from continuing operations	4,608	3,764
Income from continuing operations	8,479	9,517
Loss from discontinued operations (c)	—	(5,240)
Net income (d)	$8,479	$4,277

Earnings (loss) per share:
Basic:
Continuing operations	$0.26	$0.30
Discontinued operations (c)	—	(0.16)
Net income	$0.26	$0.14
Diluted:
Continuing operations	$0.26	$0.29
Discontinued operations (c)	—	(0.16)
Net income	$0.26	$0.13

Shares used to compute earnings (loss) per share:
Basic	32,242	32,076
Diluted	32,621	32,480

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Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Net Sales
Film Products	$149,160	$154,385
Aluminum Extrusions	79,283	79,939
Total net sales	228,443	234,324
Add back freight	6,770	7,202
Sales as shown in the Consolidated Statements of Income	$235,213	$241,526

Operating Profit
Film Products:
Ongoing operations	$16,722	$17,007
Plant shutdowns, asset impairments, restructurings and other (b)	(1,245)	(102)
Aluminum Extrusions:
Ongoing operations	4,761	4,614
Plant shutdowns, asset impairments, restructurings and other (b)	—	(253)
Total	20,238	21,266
Interest income	195	78
Interest expense	630	690
Gain (loss) on investment accounted for under fair value method (e)	—	1,100
Stock option-based compensation costs	241	316
Corporate expenses, net (f)	6,475	8,157
Income from continuing operations before income taxes	13,087	13,281
Income taxes from continuing operations	4,608	3,764
Income from continuing operations	8,479	9,517
Loss from discontinued operations (c)	—	(5,240)
Net income (d)	$8,479	$4,277

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Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31, 2014	December 31, 2013
Assets
Cash & cash equivalents	$45,227	$52,617
Accounts & other receivables, net	118,584	99,246
Inventories	70,530	70,663
Deferred income taxes	5,642	5,628
Prepaid expenses & other	5,188	6,353
Total current assets	245,171	234,507
Property, plant & equipment, net	287,421	282,560
Goodwill & other intangibles, net	226,672	226,300
Other assets	49,266	49,641
Total assets	$808,530	$793,008
Liabilities and Shareholders' Equity
Accounts payable	$91,461	$82,795
Accrued expenses	37,552	42,158
Income taxes payable	3,609	114
Total current liabilities	132,622	125,067
Long-term debt	134,000	139,000
Deferred income taxes	70,581	70,795
Other noncurrent liabilities	55,157	55,482
Shareholders' equity	416,170	402,664
Total liabilities and shareholders' equity	$808,530	$793,008

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Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Cash flows from operating activities:
Net income	$8,479	$4,277
Adjustments for noncash items:
Depreciation	8,751	9,478
Amortization of intangibles	1,395	1,775
Deferred income taxes	(2,157)	(1,048)
Accrued pension income and postretirement benefits	2,252	3,403
Gain on investment accounted for under the fair value method	—	(1,100)
Loss on asset impairments and divestitures	400	—
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and other receivables	(18,912)	(16,679)
Inventories	304	(4,486)
Income taxes recoverable/payable	3,502	5,861
Prepaid expenses and other	1,360	1,173
Accounts payable and accrued expenses	4,223	6,140
Other, net	445	(39)
Net cash provided by operating activities	10,042	8,755
Cash flows from investing activities:
Capital expenditures	(10,153)	(10,344)
Sale of business	—	306
Proceeds from the sale of assets and other	—	168
Net cash used in investing activities	(10,153)	(9,870)
Cash flows from financing activities:
Borrowings	8,000	6,250
Debt principal payments and financing costs	(13,000)	(16,250)
Dividends paid	(2,261)	(2,263)
Proceeds from exercise of stock options and other	(139)	2,101
Net cash used in financing activities	(7,400)	(10,162)
Effect of exchange rate changes on cash	121	140
Increase (decrease) in cash and cash equivalents	(7,390)	(11,137)
Cash and cash equivalents at beginning of period	52,617	48,822
Cash and cash equivalents at end of period	$45,227	$37,685

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Notes to the Financial Tables
(In Millions, Except Per Share Data)
(Unaudited)

(a) Tredegar's presentation of net income and earnings per share from ongoing operations are non-GAAP financial measures that exclude the after-tax effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets and other items, goodwill impairment charges and operating results and gains or losses on sale for businesses divested that are included in discontinued operations, which have been presented separately and removed from net income (loss) and diluted earnings (loss) per share as reported under GAAP. Net income and earnings per share from ongoing operations are used by management to gauge the operating performance of Tredegar's ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share from continuing operations as defined by GAAP. They exclude items that we believe do not relate to Tredegar's ongoing operations. A reconciliation is shown below:

	Three Months Ended March 31,
	2014	2013
Net income from continuing operations as reported under generally accepted accounting principles (GAAP)	$8.5	$9.5
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.8	0.2
(Gains) losses from sale of assets and other	0.2	(0.7)
Net income from ongoing operations	$9.5	$9.0

Earnings per share from continuing operations as reported under GAAP (diluted)	$0.26	$0.29
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.02	0.01
(Gains) losses from sale of assets and other	0.01	(0.02)
Earnings per share from ongoing operations (diluted)	$0.29	$0.28
(b) Plant shutdowns, asset impairments, restructurings and other in the first quarter of 2014 include:

•	Pretax charges of $0.8 million for severance and other employee-related costs in connection with restructurings in Film Products; and

•
Pretax charges of $0.5 million associated with the shutdown of the film products manufacturing facility in Red Springs, North Carolina, which includes severance and other employee-related costs of $0.3 million and asset impairments of $0.2 million.

Plant shutdowns, asset impairments, restructurings and other in the first quarter of 2013 include:

•	Net pretax charges of $0.2 million associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana;

•	Pretax charges of $0.1 million associated with severance and other employee-related costs associated with restructurings in Film Products; and

•
Pretax charges of $0.1 million for integration-related expenses and other non-recurring transactions (included in “Selling, general and administrative expenses” in the consolidated statements of income) associated with the acquisition of AACOA by Aluminum Extrusions.

(c)
On February 12, 2008, Tredegar sold its aluminum extrusions business in Canada for a purchase price of approximately $25 million. All historical results for this business were previously reported in discontinued operations. Accruals were made for indemnifications under the purchase agreement related to environmental matters of $5.2 million ($5.2 million after tax) in the first quarter of 2013 (none in the first quarter of 2014).

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(d) Comprehensive income (loss), defined as net income (loss) and other comprehensive income (loss), was income of $15.5 million in the first quarter of 2014 and $6.9 million for the first quarter of 2013. Other comprehensive income (loss) includes changes in foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and prior service costs and net gains or losses from pension and other postretirement benefit plans arising during the period and the related amortization of these prior service costs and net gains or losses recorded net of deferred taxes directly in shareholders' equity.
(e) The unrealized gain on the Company's investment in kaleo, Inc. (“kaléo”), formerly known as Intelliject, Inc., was $1.1 million in the first quarter of 2013 (no unrealized gain (loss) in the first quarter of 2014). The unrealized gain in the first quarter of 2013 was primarily related to adjustments in the fair value for the passage of time as anticipated cash flows associated with achieving product development and commercialization milestones were discounted at 55% for their high degree of risk.
(f) A pretax charge of $0.2 million in the first quarter of 2014 (none in the first quarter of 2013) related to unrealized losses for the Company's investment in the Harbinger Capital Partners Special Situations Fund, L.P. was recorded as a result of a reduction in the value of the Company's investment that is not expected to be temporary. The impairment charge is included in "Other income (expense), net" in the condensed consolidated statements of income and in "Corporate expenses, net" in the statement of net sales and operating profit by segment.
(g) Net debt is calculated as follows:

	March 31,	December 31,
	2014	2013
Debt	$134.0	$139.0
Less: Cash and cash equivalents	45.2	52.6
Net debt	$88.8	$86.4
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company's financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
Fax: 804-330-1777
neill.bellamy@tredegar.com

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